Exhibit 99.1

                                  NEWS RELEASE

Media Contacts:
Erica Keane or Laura Novak
(212) 885-0322 / (212) 885-0331 Erica.Keane@HillandKnowlton.com
Laura.Novak@HillandKnowlton.com

Investor Relations Contact:
Roxanne Butler, Investor Relations Specialist
(877) 834-0606
investor.relations@iflyata.com

FOR IMMEDIATE RELEASE

    ATA Airlines Confirms Ratification of Flight Attendant Concession Package

INDIANAPOLIS, October 16, 2004--ATA Airlines (NASDAQ: ATAH) received notice from the Association of Flight Attendants (AFA) Union President Jacki Pritchett that they overwhelming voted to ratify a concession package.

ATA Airlines Vice President of Labor Relations Richard Meyer, Jr. said,"We are most appreciative of the decision by a majority of flight attendants to support this concession package. It represents much needed savings to the Company of nearly $24 million over the next two years and is the culmination of significant effort by both the Company and union leadership to develop a meaningful package for both parties."

Now celebrating its 31st year of operation, ATA Holdings Corp., parent company of ATA Airlines, is the nation's 10th largest passenger carrier (based on revenue passenger miles) and one of the largest low fare carriers in the nation. ATA has the youngest, most fuel-efficient fleet among the major scheduled carriers, featuring the new Boeing 737-800 and 757-300 aircraft. The airline operates significant scheduled service from Chicago-Midway, Hawaii, Indianapolis, New York and San Francisco to over 40 business and vacation destinations. Stock of the parent company is traded on the Nasdaq Stock Exchange under the symbol "ATAH." To learn more about the company, visit the web site at http://www.ata.com.

Caution Concerning Forward-Looking Statements: This communication contains certain "forward-looking statements." These statements are based on ATA Holdings Corp.'s management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. More detailed information about those factors is set forth in filings made by ATA Holdings Corp. with the SEC. Except to the extent required under the federal securities laws, ATA Holdings Corp. is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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